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                                                                   EXHIBIT 12.2

                            OLYMPIC FINANCIAL LTD.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                           (Dollars in Thousands)

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
                                                   Six Months Ended
                                                       June 30,                        Year Ended December 31,
                                                 --------------------   -----------------------------------------------------
                                                 1997        1996        1996       1995        1994      1993       1992
                                                 --------------------   --------------------    -------    ------    --------
COMPUTATION OF INCOME:
Income (loss) before income taxes and
   extraordinary item..........................  $(86,834)    $41,637    $ 96,004    $48,835    $ 6,030    $1,395    $(1,342)
Capitalized interest...........................      --          --          --         --         --        --         --
                                                 --------------------   --------------------    -------    ------    --------
Income (loss) before income taxes and
   capitalized interest........................   (86,834)     41,637      96,004     48,835      6,030     1,395     (1,342)
Fixed charges..................................    20,347      12,507      26,366     17,784      5,700     1,927        878
                                                 --------------------   --------------------    -------    ------    --------
Total income (loss) for computation............  $(66,487)    $54,144    $122,370    $66,619    $11,730    $3,322    $  (464)
                                                 --------------------   --------------------    -------    ------    --------
                                                 --------------------   --------------------    -------    ------    --------

COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed representative
   of interest (a).............................  $  2,105     $   558     $ 1,173    $   614    $   284    $  129    $    68
Interest on long-term debt.....................    15,778      10,209      21,153     15,529      4,885     1,648        702
Interest other than funding of purchase of
   auto loans..................................     1,623       1,169       2,836        945        116        63         70
Amortization of debt placement.................       841         571       1,204        696        415        87         38
Capitalized interest...........................      --          --          --         --          --       --         --
                                                 --------------------   --------------------    -------    ------    --------
Total fixed charges............................    20,347      12,507      26,366     17,784      5,700     1,927        878
Preferred stock dividends in a pre-tax basis...      --         1,346       1,829      3,688      3,286       192       --
                                                 --------------------   --------------------    -------    ------    --------
Total combined fixed charges and preferred
   stock dividends.............................  $ 20,347     $13,853     $28,195    $21,472    $ 8,986    $2,119    $   878
                                                 --------------------   --------------------    -------    ------    --------
                                                 --------------------   --------------------    -------    ------    --------
Ratio of earnings (deficit) to combined
   fixed charges and preferred stock
   dividends...................................      --         3.91X       4.34x      3.10x      1.31x      1.57x      --
Deficiency in earnings to combined fixed
   charges and preferred stock dividends.......   $(86,834)      --         --          --         --         --     $(1,342)

ADDITIONAL INFORMATION:
Net rental expense.............................   $ 6,315     $ 1,675     $ 3,520    $ 1,842    $   861     $ 391    $   207
                                                 --------------------   --------------------    -------    ------    --------
                                                 --------------------   --------------------    -------    ------    --------

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(a) Portion of rental deemed representative of interest equals one third of rental expense.